                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
      PURSUANT TO SECTION 13 OR 15d OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 20, 2005
--------------------------------------------------------------------------------

                          WILMINGTON TRUST CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                 Delaware                                 1-14659                           51-0328154
------------------------------------------------------------------------------------------------------------------
(State or other jurisdiction of incorporation)    (Commission File Number)     (IRS Employer Identification Number)

                          Wilmington Trust Corporation
                               Rodney Square North
                            1100 North Market Street
                              Wilmington, Delaware               19890
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                   (Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code: (302) 651-1000
                                                   -----------------------------
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         (Former names or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

The press release of the Corporation reporting its results of operations and financial condition for the fourth quarter and full year of 2004 was dated January 21, 2005, is attached hereto as Exhibit A, and is being furnished pursuant to Item 2.02 of Form 8-K.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           WILMINGTON TRUST CORPORATION

Dated: January 21, 2005                    By: /s/ David R. Gibson
                                               ---------------------------------
                                         Name: David R. Gibson,
                                        Title: Executive Vice President and
                                               Chief Financial Officer
                                               (Authorized Officer and Principal
                                               Financial Officer)

                                    EXHIBIT A

FOR IMMEDIATE RELEASE

WILMINGTON TRUST REPORTS Q4 AND FULL YEAR RESULTS

Wilmington, Del., January 21, 2005 - Wilmington Trust Corporation (NYSE: WL) reported fourth quarter 2004 net income of $35.4 million and earnings per share of $0.52 on a diluted basis. For the year-ago fourth quarter, net income was $38.0 million and earnings per share were $0.57.

For the 2004 full year, net income rose 5.6% and earnings per share rose 3.5% from their full-year 2003 levels. Net income was $141.9 million for 2004 and earnings per share were $2.09, versus $134.4 million and $2.02, respectively, for 2003.

Loan balances, core deposits, net interest income, and the net interest margin for the 2004 fourth quarter were higher than their year-ago levels, and credit quality remained strong. Revenue from Wealth Advisory Services and the affiliate money managers also rose. Offsetting these increases were declines in revenue from Corporate Client Services and service charges on deposit accounts. These offsets, combined with expense growth, prevented 2004 fourth quarter results from surpassing those of the year-ago fourth quarter.

"Our 2004 results show how we continue to grow our company and increase profits while we add staff, improve technology, and invest for our future," said Ted T. Cecala, Wilmington Trust chairman and chief executive officer. "Our Regional Banking business had a very strong year, credit quality remained strong, and the increase in market interest rates during the second half of the year contributed to improvement in the net interest margin. Continued growth in Wealth Advisory revenue and improved results from our affiliate money managers helped offset the capital markets weakness that slowed the pace of growth in Corporate Client revenue."

The balance between net interest and noninterest income remained even.
Net interest income, which was generated primarily by the Regional Banking business, represented 49.3% (after the provision for loan losses) of total net interest and noninterest income for the 2004 fourth quarter and full year. This was a higher percentage than for the year-ago fourth quarter, and essentially the same as for 2003. Most of the noninterest income was generated by the Wealth Advisory Services and Corporate Client Services businesses. "Having a diversified mix of revenue helps us reduce volatility," Cecala said.

Loan growth, credit quality, and the rising interest rate environment propelled net interest income, after the provision for loan losses, to $72.4 million for the 2004 fourth quarter and $278.8 million for the full year. These were increases of 10.7% and 9.1%, respectively, from the corresponding periods in 2003.

The net interest margin was 3.59% for the 2004 fourth quarter and 3.57% for the full year, compared with 3.52% and 3.60%, respectively, for the year-ago corresponding periods.

Advisory revenue totaled $64.3 million for the 2004 fourth quarter and $239.7 million for the full year. These were increases of 7.5% and 13.8%, respectively, from the corresponding periods in 2003. These increases were driven by growth in the Wealth Advisory business and at the affiliate money managers.

Noninterest expenses were $91.5 million for the 2004 fourth quarter, an increase of 14.4% from the year-ago fourth quarter. For the 2004 full year, expenses totaled $344.0 million, which was 10.3% higher than for 2003. Approximately one-half of the quarterly and full-year increases were associated with staffing costs.

The company's 2004 results generated a return on average assets of 1.56% and a return on average stockholders' equity of 16.68%. The corresponding returns for 2003 were 1.58% and 17.46%, respectively.

CASH DIVIDEND DECLARED

The Board of Directors declared a regular quarterly cash dividend of $0.285 per share. This was 5.5% more than the $0.27 per share declared in the year-ago fourth quarter. The quarterly dividend is payable on February 15, 2005, to stockholders of record on February 1, 2005.

REGIONAL BANKING RECORDS 15TH CONSECUTIVE QUARTER OF LOAN GROWTH

Among the indicators of strength in the Regional Banking business were the growth in loans, core deposits, and net interest income, and continued strong credit quality. Regional Banking generated 72% of the company's 2004 pretax profits, versus 68% in 2003.

The Regional Banking business is concentrated in the Delaware Valley region. Commercial lending is targeted to family-owned or closely held businesses with annual sales of up to $250 million. Retail lending and core deposit gathering is focused on clients in the state of Delaware.

Loan balances, on average, were $6.62 billion for the 2004 fourth quarter and $6.47 billion for the full year, which were increases of 7.4% and 6.8%, respectively, from the corresponding periods in 2003. The loan growth demonstrated the company's success in attracting new clients and doing more business with existing clients throughout the Delaware Valley, which continued to benefit from a healthy and broadly diversified economy.

Loans from the southeastern Pennsylvania market were $1.41 billion, on average, for 2004, which was 13.7% higher than for 2003. Pennsylvania market loans accounted for approximately 22% of total loan balances, on average, up from 20% for 2003.

Commercial loans accounted for 84% of the growth in total loan balances, on average, for the 2004 fourth quarter, and almost all of the growth in balances, on average, for the year.

Commercial loan balances, on average, were $4.37 billion for the 2004 fourth quarter and $4.27 billion for the full year. These were increases of 9.6% and 10.6%, respectively, from the corresponding periods in 2003. The growth came from throughout the Delaware Valley, and was not concentrated in any one part of the region. The growth reflected the addition of business from new as well as existing clients.

Within the commercial portfolio, real estate-related loans accounted for 53% of the growth in balances, on average, for the 2004 fourth quarter and 60% for the full year. Real estate-related loan balances, on average, were $1.96 billion for the 2004 fourth quarter and $1.90 billion for the full year. These were increases of 11.5% and 14.7%, respectively, from the corresponding periods in 2003. Borrowings spanned a range of residential and retail projects, especially in southern Delaware. This part of the state continued to experience rapid development, as a growing population of permanent residents spurred demand for housing and related services.

Traditional commercial loan balances (those not related to commercial mortgage, construction, or real estate), on average, were $2.41 billion for the 2004 fourth quarter and $2.37 billion for the full year. These were increases of 8.0% and 7.5%, respectively, from the corresponding periods in 2003. Borrowings by contractors and wholesale distributors of building materials contributed to the growth.

RETAIL BANKING GROWTH GAINS MOMENTUM

The growth in retail loans and core deposits was the result of targeted efforts to expand relationships with clients in Delaware.

Retail loan balances, on average, were $2.25 billion for the 2004 fourth quarter, which was $73.6 million higher than for the year-ago fourth quarter. This 3.4% growth occurred even though balances in the residential mortgage portion of the retail portfolio declined $80.7 million.

Residential mortgage balances declined due to prepayments, refinancings, and the company's continuing practice of selling new fixed-rate residential mortgage production into the secondary market.

On a full-year basis, 2004 balances for retail loans were $2.20 billion, on average, which was $1.4 million higher than for 2003, even though residential mortgage balances were $131.4 million lower.

Growth in the consumer lending portion of the retail portfolio offset the residential mortgage balance declines. Consumer loan balances, on average, were $1.20 billion for the 2004 fourth quarter and $1.13 billion for the full year. These were increases of 13.4% and 9.3%, respectively, from the corresponding periods in 2003.

Core deposit balances, on average, were $4.75 billion for the 2004 fourth quarter and $4.55 billion for the full year. These were increases of 6.5% and 4.5%, respectively, from the corresponding periods in 2003. Higher balances of core certificates of deposit in amounts of $100,000 or more accounted for most of the growth in core deposits. These CDs reflected commercial and personal client activity in the Delaware Valley region.

Approximately 94% of core deposits were associated with clients in Delaware, where the company's consumer banking activities are focused.

OTHER BALANCE SHEET ITEMS

Investment portfolio balances, on average, were $1.85 billion for the 2004 fourth quarter and $1.87 billion for the full year. These were increases of 0.4% and 7.2%, respectively, from the corresponding periods in 2003. The full-year increase resulted mainly from the company's issue in April 2003 of $250 million in subordinated long-term debt. Investments made with the proceeds of this debt issue were recorded for 12 months in 2004, versus nine months in 2003.

At December 31, 2004, the average life of the portfolio was 6.41 years and the duration was 2.66. By comparison, at September 30, 2004, the average life was
6.06 years and the duration was 2.62. The changes in average life and duration reflected the rising interest rate environment. On a percentage basis, the composition of investments in the portfolio remained relatively unchanged.

Changes in non-core deposits reflected strategies the company undertook to fund loan growth. The full-year 2004 versus full-year 2003 increase in long-term debt, on average, reflected the aforementioned debt issue.

CREDIT QUALITY REMAINS STABLE

The net charge-off ratio, which management regards as the primary measure of credit quality, was 8 basis points for the 2004 fourth quarter and 24 basis points for the full year. This was 2 basis points and 3 basis points lower, respectively, than for the corresponding periods in 2003.

During the 2004 fourth quarter, $5.2 million of a nonaccruing loan was renegotiated, which accounted for the decline from the 2004 third quarter in nonaccruing loans. The renegotiated amount is part of a loan that was transferred to nonaccruing status at the end of the 2003 first quarter.

On January 18, 2005, a payment of $11.1 million was received against a $23 million loan that was transferred to nonaccruing status during the 2004 third quarter. Had this payment been received before December 31, 2004, period-end nonaccruing loans would have totaled $45.3 million instead of $56.4 million, and the period-end ratio of nonperforming assets to loans would have been 0.75% instead of 0.91%.

Changes in the reserve and provision for loan losses reflected loan growth and credit quality. On a percentage basis, the composition of assets in the loan portfolio remained relatively unchanged, and the portfolio remained diversified across commercial and consumer lines.

NET INTEREST MARGIN REFLECTS RISING INTEREST RATES

At the end of June 2004, after leaving market interest rates unchanged for nearly 12 full months, the Federal Open Market Committee (FOMC) commenced a series of rate increases that totaled 125 basis points for the year. The rising rate environment helped improve the company's net interest margin, as the yields on total earning assets rose at a faster rate than the cost of funds.

After remaining in the 3.51% to 3.53% range for the first three quarters of 2004, the margin rose to 3.59% for the 2004 fourth quarter. This was 7 basis points higher than for the year-ago fourth quarter.

For the full-year 2004, the margin was 3.57%, compared with 3.60% for 2003.

Loans, which comprise approximately 77% of the company's earning assets, on average, generally reprice over a span of 30 to 45 days, and trail the FOMC actions.

WEALTH ADVISORY SALES MOMENTUM CONTINUES

Wealth Advisory Services (WAS) revenue was $41.5 million for the 2004 fourth quarter and $155.6 million for the full year. These were increases of 8.6% and 10.8%, respectively, from the corresponding periods in 2003. WAS sales were 8.9% higher for 2004 than for 2003. The growth demonstrated the continued ability of this business to attract new clients and provide additional services to existing clients.

Most of the WAS revenue growth occurred in trust and investment advisory fees, which recorded double-digit increases, and totaled $29.1 million for the 2004 fourth quarter and $110.2 million for the full year. These were increases of 10.6% and 13.5%, respectively, from the corresponding periods in 2003. Demand for open-architecture investment consulting was a major contributor to the growth.

Fees from planning and other services were $7.5 million for the 2004 fourth quarter and $25.4 million for the full year. These were increases of 15.4% and 21.0%, respectively, from the corresponding periods in 2003.

The acquisition of Grant Tani Barash & Altman (GTBA) contributed approximately $2 million to planning and other services fees, all of which was recorded during the 2004 fourth quarter. GTBA is a Beverly Hills-based provider of business management services for high-net-worth clients. GTBA's results were consolidated in Wilmington Trust's financial statements beginning in October 2004, when the acquisition was completed.

Fees for planning and other services are unrelated to asset valuations. They are priced according to complexity. Fluctuations in the levels of revenue from these services are inherent, since they depend on client demand at any given point in time.

Mutual fund fees fell on a quarterly and full-year basis, as clients redeemed shares of money market funds, on which approximately 95% of WAS mutual fund fees are based.

This reflected the low interest rate environment in the year-ago periods, opposite the rising rate environment in 2004.

The New York office was the strongest non-Delaware contributor for both the 2004 fourth quarter and full year. Compared to the corresponding periods in 2003, sales from the New York office were 26.0% higher for the 2004 fourth quarter and 14.6% for the full year.

WAS generated 14% of the company's 2004 pretax profits, versus 18% in 2003. The 2004 profitability reflected expense increases, as WAS added staff, expanded offices, and completed the GTBA acquisition.

CORPORATE CLIENT RESULTS REFLECT CAPITAL MARKETS ENVIRONMENT

Corporate Client Services (CCS) revenue was $18.0 million for the 2004 fourth quarter, which was 7.7% lower than for the year-ago fourth quarter. Good growth in the entity management and retirement services components of the CCS business was not strong enough to offset declines in the capital markets component, which is the largest contributor to CCS revenue.

For the 2004 full year, CCS revenue totaled $71.6 million for 2004, which was 6.4% higher than for 2003.

Weakness in the capital markets industry plagued CCS throughout the year. Industry factors that affected revenue included:

- Stagnation in the market for services that support trust and administrative services for capital equipment leasing transactions. Clients delayed or cancelled projects during the first nine months of 2004 pending the outcome of proposed tax legislation. In October, favorable tax treatments were eliminated for cross-border leasing transactions. While this action resolved the uncertainty, it happened too late in the year to prompt a return to historic levels in this business. Sales in 2004 of leasing-related services were $0.5 million lower than in 2003.

- A decrease in recurring fees for asset-backed securitization contracts. Sales of services that support asset-backed securitizations were nearly 19% higher for 2004 than for 2003, but this growth was offset somewhat by the impact of contracts that have shortened in recent years, as market interest rates fell. Three years ago, the duration of most contracts was 5 to 10 years, compared with durations of 2 to 5 years today. As a result, more contracts are maturing more quickly and ceasing to generate fees.

- Changes in the market for trust-preferred securities. Fewer transactions occurred in 2004 than in 2003, and pricing pressures escalated.

Revenue from the entity management component was 5.5% higher for the 2004 fourth quarter and 8.1% higher for the full year than for the corresponding periods in 2003. The increases mainly were due to continued growth in services provided in non-U.S. jurisdictions, especially Europe and the Cayman Islands. Sales of European-based services were 24.7% higher for 2004 than for 2003.

The retirement services component recorded double-digit revenue increases for the 2004 fourth quarter and full year. The growth resulted mainly from increased sales of services that support defined contribution retirement plans. Sales of these services in the 2004 fourth quarter were nearly double the amount for the year-ago fourth quarter, and full-year 2004 sales were 18.0% higher than for 2003.

Most CCS fees are priced according to the complexity and duration of the service provided. The portion of CCS revenue based on asset valuations was approximately 24%
for the 2004 fourth quarter and 25% for the full year. The corresponding levels for 2003 were 21% and 22%, respectively.

CCS generated 11% of the company's 2004 pretax profits, versus 15% in 2003. The 2004 profitability reflected expense increases, as CCS added sales and support staff and opened an office in Dublin, Ireland.

MANAGED ASSETS AT CRAMER ROSENTHAL McGLYNN REACH NEW RECORD HIGH

Assets under management reached $6.9 billion at value-style affiliate money manager Cramer Rosenthal McGlynn (CRM) at year-end 2004. This was $2.2 billion higher than at the end of 2003, and $1.1 billion more than at September 30, 2004. Approximately half the increase reflected additional business, and half was due to asset appreciation.

Income from Wilmington Trust's investment in CRM was $3.9 million for the 2004 fourth quarter, which was nearly twice as much as for the year-ago fourth quarter, and 56.0% more than for the 2004 third quarter. For the full-year 2004, revenue from CRM totaled $10.9 million, which was more than double the 2003 amount.

ROXBURY CAPITAL MANAGEMENT RESULTS CONTINUE TO IMPROVE

Growth-style affiliate money manager Roxbury Capital Management (RCM) continued to be profitable, manage expenses, and benefit from the popularity of its small- and mid-capitalization products, which generate higher fees than other investment products.

Income from Wilmington Trust's investment in RCM was $0.9 million for the 2004 fourth quarter. In comparison, no income from this investment was recorded for the year-ago fourth quarter, when RCM reported break-even results. For the full-year 2004, income from RCM totaled $1.6 million, opposite a loss of $2.3 million for 2003.

RCM's managed assets at year-end 2004 were $3.1 billion, relatively unchanged from the year-end 2003 and third quarter 2004 levels. The increases in revenue opposite flat levels of managed assets reflected RCM's continued efforts to reduce expenses and improve efficiency.

SECURITIES LOSSES REFLECT OTHER-THAN-TEMPORARY IMPAIRMENT

A $1.6 million pre-tax, non-cash charge was recorded for the 2004 fourth quarter related to holdings in the investment portfolio of perpetual preferred stock issued by Fannie Mae and Freddie Mac. A review of these investments, prompted by regulatory scrutiny of accounting practices at these institutions, determined that their impairment was other-than-temporary in accordance with generally accepted accounting principles. The non-cash charge resulted in net securities losses of $1.1 million for the 2004 fourth quarter. Absent the non-cash charge, earnings per share would have been $0.01 higher for the 2004 fourth quarter and full year. At December 31, 2004, the market value of Fannie Mae and Freddie Mac perpetual preferred stock in the $1.8 billion investment portfolio was approximately $51 million.

HIGHER EXPENSES REFLECT BUSINESS INVESTMENTS, GTBA, AND SARBANES-OXLEY

Noninterest, or operating, expenses were $91.5 million for the 2004 fourth quarter and $344.0 million for the full year. These were increases of 14.4% and 10.3%, respectively, from the corresponding periods in 2003.

Investments the company made in each of its businesses caused expenses to rise. Chief among these investments were staff additions and technology improvements. External (non-employee) costs related to complying with Section 404 of the Sarbanes-Oxley Act added approximately $1.2 million to 2004 fourth quarter expenses and approximately $1.9 million to full-year expenses. Operating expenses from GTBA were approximately $1.7 million, all of which was recorded during the 2004 fourth quarter.

Approximately one-half of the quarterly and full-year increases in total noninterest expenses were associated with staffing costs. Total staffing costs, including salaries, incentives, and benefits, were $53.2 million for the 2004 fourth quarter and $204.7 million for the full year. These were increases of 12.0% and 9.8%, respectively, from the corresponding periods in 2003.

Most of the staff-related increases were in salaries and wages which, compared to 2003 levels, were $4.5 million higher for the 2004 fourth quarter and $10.6 million for the full year. There were 121 more full-time equivalent staff members at the end of 2004 than at the end of 2003. Forty-two of the additional staff members were from GTBA.

Rising health insurance and pension costs also contributed to the increases in staff-related expenses. Compared with the 2003 levels, employment benefits expense was 14.5% higher for the 2004 fourth quarter and 14.3% for the full year.

Several major technology projects were completed in 2004. During the second quarter, trust accounting was converted to a third-party system, which increased processing expenses by approximately $1 million per quarter. A new desktop operating system was installed company-wide, which caused depreciation expense, recorded as part of furniture and equipment expenses, to rise. Additional staff training was needed to complete both of these projects, which contributed to the increases in travel, entertainment, and training expenses. The personal online banking system was revamped completely.

CCS opened an office in Dublin, Ireland, and Regional Banking opened an office in Bel Air, Maryland, to serve the growing client demand between Wilmington and Baltimore. Other offices were expanded or refurbished in Delaware, New York, and Pennsylvania. These activities contributed to the increases in furniture and equipment and net occupancy costs.

The volume of process documentation and testing mandated by the Sarbanes-Oxley Act necessitated the use of additional external consultants and resulted in higher external auditing costs. These increases accounted for much of the rise in consulting expenses and other noninterest expenses.

The increases in consulting expenses also reflected the higher demand in WAS for investment consulting services, which caused payments to third-party investment advisors to rise.

SHARE REPURCHASE ACTIVITY MINIMAL

During the 2004 fourth quarter, the company bought back 6,949 of its shares at an average per-share price of $34.85. This brought the total number of shares repurchased under the current 9-million-share program, which commenced in April 2002, to 634,593.

OUTLOOK FOR THE 2005 FIRST QUARTER

Commenting on the outlook for the first quarter of 2005, Cecala said:

- "We expect first quarter 2005 versus first quarter 2004 loan growth to be in the 6% to 7% range, assuming no significant change in the Delaware Valley economy.

- "The net interest margin should continue to improve, and exceed 3.60% for the first quarter.

- "We remain asset sensitive, and we will benefit from increases in short-term interest rates.

- "Opposite our continued loan growth, credit quality remains strong, and we do not anticipate any material changes.

- "Our loan growth and credit quality indicate a provision for loan losses of between $4 million and $5 million.

- "We expect Wealth Advisory revenue to be consistent with the 2004 fourth quarter amount, assuming equity markets remain at their current levels. This projection includes revenue from GTBA.

- "Corporate Client Services revenue should be consistent with the fourth quarter of 2004.

- "We anticipate that revenue from the affiliate money managers will be lower for the 2005 first quarter than it was for the 2004 fourth quarter. The fourth quarter amounts reflected annual performance fees.

- "Expenses should be between $90 million and $92 million. This estimate includes GTBA expenses."

CONFERENCE CALL TODAY

Management will discuss 2004 fourth quarter and full-year results, and the outlook for 2005, in a conference call today at 10:00 a.m. (EST). To access the call, dial (800) 475-2151. Supporting materials, financial statements, and audio streaming will be available at www.wilmingtontrust.com.

A rebroadcast of the call will be available from 12:00 noon today until Friday, January 28, at 5:00 p.m. (EST), by calling (877) 519-4471 and using PIN number 5506175. To access the rebroadcast from outside the United States, dial (973) 341-3080 and use the same PIN number.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that reflect the company's current expectations about its future performance. These statements rely on a number of assumptions and estimates and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could affect the company's future financial results include, among other things, changes in national or regional economic conditions, changes in market interest rates, increased competition in the company's businesses, and higher-than-expected credit losses. These factors are discussed more fully in the reports the company files with the Securities and Exchange Commission. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

ABOUT WILMINGTON TRUST

Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides wealth management and specialized corporate services to clients throughout the United States and in more than 50 other countries, and commercial banking services throughout the Delaware Valley region. Its wholly owned bank subsidiary, Wilmington Trust Company, which celebrated its 100th anniversary in 2003, is the 15th largest personal trust provider in the United States, and the leading retail and commercial bank in Delaware. Wilmington Trust and its affiliates have offices in California, Delaware, Florida, Georgia, Maryland, Nevada, New York, Pennsylvania, the Cayman Islands, the Channel Islands, London, Dublin, and other affiliates in Milan. For more information, visit www.wilmingtontrust.com.

                                      # # #

CONTACTS

Investors and analysts:                         News media:

Ellen J. Roberts                                Bill Benintende
Investor Relations                              Public Relations
(302) 651-8069                                  (302) 651-8268
eroberts@wilmingtontrust.com                    wbenintende@wilmingtontrust.com

                                      # # #

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2004

                                   HIGHLIGHTS

                                                      Three Months Ended                     Twelve Months Ended
                                               ----------------------------------    ----------------------------------
                                                  Dec. 31,     Dec. 31,       %        Dec. 31,     Dec. 31,       %
                                                    2004         2003       Change       2004         2003       Change
-----------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS (IN MILLIONS)
Net interest income                            $        76.4  $     70.4      8.5    $     294.4   $    277.1      6.2
Provision for loan losses                               (4.0)       (5.0)   (20.0)         (15.6)       (21.6)   (27.8)
Noninterest income                                      74.4        73.7      0.9          286.7        264.2      8.5
Noninterest expense                                     91.5        80.0     14.4          344.0        312.0     10.3
Net income                                              35.4        38.0     (6.8)         141.9        134.4      5.6

PER SHARE DATA
Basic net income                               $        0.53  $     0.58     (8.6)   $      2.12   $     2.04      3.9
Diluted net income                                      0.52        0.57     (8.8)          2.09         2.02      3.5
Dividends paid                                         0.285        0.27      5.6          1.125        1.065      5.6
Book value at period end                               13.43       12.18     10.3          13.43        12.18     10.3
Market value at period end                             36.15       36.00      0.4          36.15        36.00      0.4
Market range:
      High                                             36.69       36.47      0.6          38.80        36.47      6.4
      Low                                              33.34       30.80      8.2          33.34        26.00     28.2

AVERAGE SHARES OUTSTANDING (IN THOUSANDS)
      Basic                                           67,379      66,034      2.0         66,793       65,869      1.4
      Diluted                                         68,238      67,093      1.7         67,755       66,536      1.8

AVERAGE BALANCE SHEET (IN MILLIONS)
Investment portfolio                           $     1,850.3  $  1,842.1      0.4    $   1,868.5   $  1,742.4      7.2
Loans                                                6,621.9     6,167.1      7.4        6,470.4      6,060.0      6.8
Earning assets                                       8,505.9     8,025.4      6.0        8,362.7      7,830.9      6.8
Core deposits                                        4,753.3     4,464.8      6.5        4,553.7      4,356.2      4.5
Stockholders' equity                                   894.3       790.1     13.2          850.5        769.6     10.5

STATISTICS AND RATIOS (NET INCOME ANNUALIZED)
Return on average stockholders' equity                 15.75%      19.08%   (17.5)         16.68%       17.46%    (4.5)
Return on average assets                                1.51%       1.73%   (12.7)          1.56%        1.58%    (1.3)
Net interest margin (taxable equivalent)                3.59%       3.52%     2.0           3.57%        3.60%    (0.8)
Dividend payout ratio                                  53.77%      46.55%    15.5          53.07%       52.21%     1.6
Full-time equivalent headcount                         2,428       2,307      3.4          2,428        2,307      3.4

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
            As of and for the twelve months ended December 31, 2004

                           QUARTERLY INCOME STATEMENT

                                                                               Three Months Ended
                                                 ------------------------------------------------------------------------------
                                                                                                              % Change From:
                                                                                                            -------------------
                                                 Dec. 31,     Sept. 30,     June 30,    Mar. 31,  Dec. 31,   Prior      Prior
(in millions)                                      2004         2004         2004        2004       2003    Quarter      Year
-----------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
     Interest income                             $  106.1   $       97.8  $      91.6  $   91.0   $   90.7     8.5       17.0
     Interest expense                                29.7           23.8         19.4      19.2       20.3    24.8       46.3
----------------------------------------------------------------------------------------------------------
        Net interest income                          76.4           74.0         72.2      71.8       70.4     3.2        8.5
     Provision for loan losses                       (4.0)          (2.9)        (3.2)     (5.5)      (5.0)   37.9      (20.0)
----------------------------------------------------------------------------------------------------------
        Net interest income after provision
            for loan losses                          72.4           71.1         69.0      66.3       65.4     1.8       10.7
                                                 ---------------------------------------------------------

NONINTEREST INCOME
     Advisory fees:
        Wealth Advisory Services
            Trust and investment advisory fees       29.1           27.4         26.9      26.9       26.3     6.2       10.6
            Mutual fund fees                          4.9            5.0          4.9       5.2        5.4    (2.0)      (9.3)
            Planning and other services               7.5            4.6          5.6       7.6        6.5    63.0       15.4
----------------------------------------------------------------------------------------------------------
                Total Wealth Advisory Services       41.5           37.0         37.4      39.7       38.2    12.2        8.6
                                                 ---------------------------------------------------------
        Corporate Client Services
            Capital markets services                  7.8            7.1          8.3       7.8       10.0     9.9      (22.0)
            Entity management services                5.8            5.8          5.4       5.5        5.5      --        5.5
            Retirement services                       3.0            2.9          3.2       2.8        2.7     3.4       11.1
            Cash management services                  1.4            1.4          1.5       1.8        1.3      --        7.7
----------------------------------------------------------------------------------------------------------
                Total Corporate Client Services      18.0           17.2         18.4      17.9       19.5     4.7       (7.7)
                                                 ---------------------------------------------------------
        Cramer Rosenthal McGlynn                      3.9            2.5          2.5       2.1        2.1    56.0       85.7
        Roxbury Capital Management                    0.9            0.3          0.2       0.2         --   200.0         --
----------------------------------------------------------------------------------------------------------
            Advisory fees                            64.3           57.0         58.5      59.9       59.8    12.8        7.5
        Amortization of affiliate other
                intangibles                          (1.0)          (0.6)        (0.5)     (0.4)      (0.4)   66.7      150.0
----------------------------------------------------------------------------------------------------------
            Advisory fees after amortization
                of affiliate other intangibles       63.3           56.4         58.0      59.5       59.4    12.2        6.6
                                                 ---------------------------------------------------------
     Service charges on deposit accounts              7.4            7.8          8.1       8.2        8.6    (5.1)     (14.0)
     Other noninterest income                         4.8            4.6          4.1       5.0        5.0     4.3       (4.0)
     Securities gains                                (1.1)           0.6           --        --        0.7      --         --
----------------------------------------------------------------------------------------------------------
        Total noninterest income                     74.4           69.4         70.2      72.7       73.7     7.2        0.9
                                                 ---------------------------------------------------------

        Net interest and noninterest income         146.8          140.5        139.2     139.0      139.1     4.5        5.5
                                                 ---------------------------------------------------------

NONINTEREST EXPENSE
     Salaries and wages                              36.1           33.8         32.4      32.4       31.6     6.8       14.2
     Incentives and bonuses                           7.6            7.1          6.4       8.3        7.6     7.0         --
     Employment benefits                              9.5           10.3         10.0      10.9        8.3    (7.8)      14.5
     Net occupancy                                    5.6            5.2          5.0       5.3        5.4     7.7        3.7
     Furniture, equipment, and supplies               8.6            8.1          7.8       7.6        7.1     6.2       21.1
     Other noninterest expense:
        Advertising and contributions                 2.3            1.9          2.8       1.6        2.0    21.1       15.0
        Servicing and consulting fees                 5.6            5.9          5.0       4.6        4.3    (5.1)      30.2
        Travel, entertainment, and training           2.4            2.2          2.3       1.7        1.7     9.1       41.2
        Originating and processing fees               2.8            2.1          2.0       2.1        2.1    33.3       33.3
        Other expense                                11.0           10.3          8.7       8.7        9.9     6.8       11.1
----------------------------------------------------------------------------------------------------------
            Total other noninterest expense          24.1           22.4         20.8      18.7       20.0     7.6       20.5
                                                 ---------------------------------------------------------
        Total noninterest expense                    91.5           86.9         82.4      83.2       80.0     5.3       14.4
                                                 ---------------------------------------------------------
        Income before income taxes and
            minority interest                        55.3           53.6         56.8      55.8       59.1     3.2       (6.4)
Applicable income taxes                              19.9           19.2         19.9      19.8       20.8     3.6       (4.3)
----------------------------------------------------------------------------------------------------------
        Net income before minority interest          35.4           34.4         36.9      36.0       38.3     2.9       (7.6)
Minority interest                                      --             --          0.4       0.3        0.3      --     (100.0)
                                                 ---------------------------------------------------------
        Net income                               $   35.4   $       34.4  $      36.5  $   35.7   $   38.0     2.9       (6.8)
                                                 =========================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2004

                          YEAR-TO-DATE INCOME STATEMENT

                                                       Twelve Months Ended
                                                    -------------------------
                                                    Dec. 31, Dec. 31,    %
(in millions)                                         2004     2003    Change
-----------------------------------------------------------------------------
NET INTEREST INCOME
     Interest income                                $ 386.5  $ 368.8      4.8
     Interest expense                                  92.1     91.7      0.4
--------------------------------------------------------------------
        Net interest income                           294.4    277.1      6.2
Provision for loan losses                             (15.6)   (21.6)   (27.8)
--------------------------------------------------------------------
     Net interest income after provision
        for loan losses                               278.8    255.5      9.1
                                                    ----------------

NONINTEREST INCOME
     Advisory fees:
        Wealth Advisory Services
            Trust and investment advisory fees        110.2     97.1     13.5
            Mutual fund fees                           20.0     22.3    (10.3)
            Planning and other services                25.4     21.0     21.0
--------------------------------------------------------------------
                Total Wealth Advisory Services        155.6    140.4     10.8
                                                    ----------------
        Corporate Client Services
            Capital markets services                   31.1     31.4     (1.0)
            Entity management services                 22.6     20.9      8.1
            Retirement services                        11.8      9.8     20.4
            Cash management services                    6.1      5.2     17.3
--------------------------------------------------------------------
                Total Corporate Client Services        71.6     67.3      6.4
                                                    ----------------
        Cramer Rosenthal McGlynn                       10.9      5.3    105.7
        Roxbury Capital Management                      1.6     (2.3)      --
--------------------------------------------------------------------
            Advisory fees                             239.7    210.7     13.8
        Amortization of affiliate other intangibles    (2.5)    (1.7)    47.1
--------------------------------------------------------------------
            Advisory fees after amortization
                of affiliate other intangibles        237.2    209.0     13.5
                                                    ----------------
     Service charges on deposit accounts               31.4     32.3     (2.8)
     Other noninterest income                          18.6     22.2    (16.2)
     Securities gains                                  (0.5)     0.7       --
--------------------------------------------------------------------
        Total noninterest income                      286.7    264.2      8.5
                                                    ----------------
        Net interest and noninterest income           565.5    519.7      8.8
                                                    ----------------

NONINTEREST EXPENSE
     Salaries and wages                               134.7    124.1      8.5
     Incentives and bonuses                            29.3     26.8      9.3
     Employment benefits                               40.7     35.6     14.3
     Net occupancy                                     21.2     20.6      2.9
     Furniture, equipment, and supplies                32.1     28.2     13.8
     Other noninterest expense:
        Advertising and contributions                   8.5      8.0      6.3
        Servicing and consulting fees                  21.1     16.3     29.4
        Travel, entertainment, and training             8.7      6.9     26.1
        Originating and processing fees                 9.0      7.8     15.4
        Other expense                                  38.7     37.7      2.7
--------------------------------------------------------------------
            Total other noninterest expense            86.0     76.7     12.1
                                                    ----------------
        Total noninterest expense                     344.0    312.0     10.3
                                                    ----------------
        Income before income taxes and
            minority interest                         221.5    207.7      6.6
Applicable income taxes                                78.7     72.2      9.0
--------------------------------------------------------------------
        Net income before minority interest           142.8    135.5      5.4
Minority interest                                       0.9      1.1    (18.2)
--------------------------------------------------------------------
        Net income                                  $ 141.9  $ 134.4      5.6
                                                    ================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2004

                             STATEMENT OF CONDITION

                                                                                                                    % Change From
                                                                                                                   ---------------
                                                  Dec. 31,   Sept. 30,     June 30,     Mar. 31,    Dec. 31,       Prior     Prior
(in millions)                                      2004         2004         2004         2004        2003        Quarter     Year
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                          $   248.6  $     217.7  $     402.6  $     193.5  $    210.2       14.2      18.3
                                                 ------------------------------------------------------------
Federal funds sold and securities
    purchased under agreements to resell              63.3        332.1         67.5        151.5         3.8      (80.9)      N/M
                                                 ------------------------------------------------------------
Investment securities:
    U.S. Treasury and government agencies            441.3        447.1        416.9        468.1       470.0       (1.3)     (6.1)
    Obligations of state and political
      subdivisions                                    12.4         12.7         14.0         14.3        16.0       (2.4)    (22.5)
    Preferred stock                                   99.9        122.9        121.4        121.2       120.1      (18.7)    (16.8)
    Mortgage-backed securities                       929.2        957.5        950.1      1,038.2       979.0       (3.0)     (5.1)
    Other securities                                 330.5        323.8        327.8        301.5       294.3        2.1      12.3
-------------------------------------------------------------------------------------------------------------
        Total investment securities                1,813.3      1,864.0      1,830.2      1,943.3     1,879.4       (2.7)     (3.5)
                                                 ------------------------------------------------------------
Loans:
    Commercial, financial and agricultural         2,505.2      2,428.6      2,408.7      2,338.8     2,275.2        3.2      10.1
    Real estate-construction                         735.4        759.0        695.9        733.0       699.8       (3.1)      5.1
    Mortgage-commercial                            1,246.8      1,186.6      1,195.8      1,144.5     1,078.2        5.1      15.6
-------------------------------------------------------------------------------------------------------------
        Total commercial loans                     4,487.4      4,374.2      4,300.4      4,216.3     4,053.2        2.6      10.7
                                                 ------------------------------------------------------------
    Mortgage-residential                             431.3        439.8        447.6        471.9       489.6       (1.9)    (11.9)
    Consumer                                       1,239.6      1,182.6      1,132.1      1,073.7     1,077.1        4.8      15.1
    Secured with liquid collateral                   604.7        619.4        603.1        609.1       605.4       (2.4)     (0.1)
-------------------------------------------------------------------------------------------------------------
        Total retail loans                         2,275.6      2,241.8      2,182.8      2,154.7     2,172.1        1.5       4.8
                                                 ------------------------------------------------------------
        Total loans net of unearned income         6,763.0      6,616.0      6,483.2      6,371.0     6,225.3        2.2       8.6
Reserve for loan losses                              (89.7)       (91.3)       (92.5)       (91.2)      (89.9)      (1.8)     (0.2)
-------------------------------------------------------------------------------------------------------------
        Net loans                                  6,673.3      6,524.7      6,390.7      6,279.8     6,135.4        2.3       8.8
                                                 ------------------------------------------------------------
Premises and equipment                               150.3        151.5        152.5        151.4       152.3       (0.8)     (1.3)
Goodwill                                             337.0        325.6        268.7        256.0       243.2        3.5      38.6
Other intangibles                                     43.8         34.6         28.7         23.6        24.0       26.6      82.5
Other assets                                         180.6        180.7        148.7        171.3       171.9       (0.1)      5.1
-------------------------------------------------------------------------------------------------------------
        Total assets                             $ 9,510.2  $   9,630.9  $   9,289.6  $   9,170.4  $  8,820.2       (1.3)      7.8
                                                 ============================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Noninterest-bearing demand                   $ 1,118.8  $   1,167.5  $   1,207.2  $   1,054.6  $  1,025.5       (4.2)      9.1
    Interest-bearing:
       Savings                                       355.5        358.1        373.4        379.0       369.0       (0.7)     (3.7)
       Interest-bearing demand                     2,442.5      2,342.4      2,296.5      2,275.4     2,364.1        4.3       3.3
       Certificates under $100,000                   765.4        762.3        762.7        769.3       788.3        0.4      (2.9)
       Local certificates $100,000 and over          305.4        181.1        155.5        137.6       130.3       68.6     134.4
-------------------------------------------------------------------------------------------------------------
        Total core deposits                        4,987.6      4,811.4      4,795.3      4,615.9     4,677.2        3.7       6.6
       National certificates $100,000 and over     1,884.3      2,177.9      1,627.0      2,243.0     1,900.0      (13.5)     (0.8)
-------------------------------------------------------------------------------------------------------------
        Total deposits                             6,871.9      6,989.3      6,422.3      6,858.9     6,577.2       (1.7)      4.5
                                                 ------------------------------------------------------------
Short-term borrowings:
    Federal funds purchased and securities sold
       under agreements to repurchase              1,120.2      1,111.6      1,434.9        885.5       828.5        0.8      35.2
    U.S. Treasury demand                              37.1         78.6         64.1         18.6        48.3      (52.8)    (23.2)
-------------------------------------------------------------------------------------------------------------
        Total short-term borrowings                1,157.3      1,190.2      1,499.0        904.1       876.8       (2.8)     32.0
                                                 ------------------------------------------------------------
Other liabilities                                    167.0        150.2        142.5        152.0       158.1       11.2       5.6
Long-term debt                                       408.6        410.7        398.0        418.6       407.1       (0.5)      0.4
-------------------------------------------------------------------------------------------------------------
        Total liabilities                          8,604.8      8,740.4      8,461.8      8,333.6     8,019.2       (1.6)      7.3
                                                 ------------------------------------------------------------
Minority interest                                      0.1           --          1.4          1.0         0.2         --     (50.0)
Stockholders' equity                                 905.3        890.5        826.4        835.8       800.8        1.7      13.0
-------------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders'
        equity                                   $ 9,510.2  $   9,630.9  $   9,289.6  $   9,170.4  $  8,820.2       (1.3)      7.8
                                                 ============================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
            As of and for the twelve months ended December 31, 2004

                         AVERAGE STATEMENT OF CONDITION

                                                    2004         2004        2004        2004        2003          % Change From
                                                                                                                  ----------------
                                                   Fourth        Third      Second       First      Fourth         Prior    Prior
(in millions)                                      Quarter      Quarter     Quarter     Quarter     Quarter       Quarter   Year
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                           $   224.9    $   226.0   $   203.8   $   193.9   $   200.8       (0.5)     12.0
                                                  ----------------------------------------------------------
Federal funds sold and securities
    purchased under agreements to resell               33.7         28.5        16.3        16.8        16.2       18.2     108.0
                                                  ----------------------------------------------------------
Investment securities:
    U.S. Treasury and government agencies             459.7        449.6       430.0       465.3       488.0        2.2      (5.8)
    Obligations of state and political
        subdivisions                                   12.5         12.7        14.2        14.7        16.1       (1.6)    (22.4)
    Preferred stock                                   122.5        121.2       119.5       120.3       118.9        1.1       3.0
    Mortgage-backed securities                        936.5        960.4       989.4     1,008.8       947.2       (2.5)     (1.1)
    Other securities                                  319.1        322.2       305.9       289.4       271.9       (1.0)     17.4
------------------------------------------------------------------------------------------------------------
        Total investment securities                 1,850.3      1,866.1     1,859.0     1,898.5     1,842.1       (0.8)      0.4
                                                  ----------------------------------------------------------
Loans:
    Commercial, financial and agricultural          2,407.3      2,403.3     2,361.1     2,325.2     2,229.1        0.2       8.0
    Real estate-construction                          749.1        718.1       735.2       725.0       687.5        4.3       9.0
    Mortgage-commercial                             1,215.0      1,186.4     1,169.2     1,103.1     1,073.6        2.4      13.2
------------------------------------------------------------------------------------------------------------
        Total commercial loans                      4,371.4      4,307.8     4,265.5     4,153.3     3,990.2        1.5       9.6
                                                  ----------------------------------------------------------
    Mortgage-residential                              434.3        440.2       459.3       481.7       515.0       (1.3)    (15.7)
    Consumer                                        1,202.4      1,164.1     1,097.6     1,071.1     1,060.2        3.3      13.4
    Secured with liquid collateral                    613.8        616.8       597.6       602.6       601.7       (0.5)      2.0
------------------------------------------------------------------------------------------------------------
        Total retail loans                          2,250.5      2,221.1     2,154.5     2,155.4     2,176.9        1.3       3.4
                                                  ----------------------------------------------------------
        Total loans net of unearned income          6,621.9      6,528.9     6,420.0     6,308.7     6,167.1        1.4       7.4
Reserve for loan losses                               (89.7)       (92.3)      (90.0)      (89.1)      (90.2)      (2.8)     (0.6)
------------------------------------------------------------------------------------------------------------
        Net loans                                   6,532.2      6,436.6     6,330.0     6,219.6     6,076.9        1.5       7.5
                                                  ----------------------------------------------------------
Premises and equipment                                151.4        152.9       151.9       151.9       151.9       (1.0)     (0.3)
Goodwill                                              337.7        325.4       256.1       243.2       242.8        3.8      39.1
Other intangibles                                      41.8         35.1        23.5        23.7        24.1       19.1      73.4
Other assets                                          174.9        159.6       159.4       167.5       171.0        9.6       2.3
------------------------------------------------------------------------------------------------------------
        Total assets                              $ 9,346.9    $ 9,230.2   $ 9,000.0   $ 8,915.1   $ 8,725.8        1.3       7.1
                                                  ==========================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Noninterest-bearing demand                    $ 1,016.6    $   959.7   $   890.6   $   842.0   $   868.2        5.9      17.1
    Interest-bearing:
       Savings                                        356.6        368.4       379.5       372.1       368.2       (3.2)     (3.2)
       Interest-bearing demand                      2,360.3      2,297.1     2,319.4     2,267.0     2,298.1        2.8       2.7
       Certificates under $100,000                    767.2        763.9       762.7       779.3       794.8        0.4      (3.5)
       Local certificates $100,000 and over           252.6        189.0       133.5       134.8       135.5       33.7      86.4
------------------------------------------------------------------------------------------------------------
        Total core deposits                         4,753.3      4,578.1     4,485.7     4,395.2     4,464.8        3.8       6.5
       National certificates $100,000 and over      2,017.3      1,937.1     1,980.9     2,223.9     1,927.4        4.1       4.7
------------------------------------------------------------------------------------------------------------
        Total deposits                              6,770.6      6,515.2     6,466.6     6,619.1     6,392.2        3.9       5.9
                                                  ----------------------------------------------------------
Short-term borrowings:
    Federal funds purchased and securities sold
       under agreements to repurchase               1,103.3      1,289.8     1,139.5       893.0       973.6      (14.5)     13.3
    U.S. Treasury demand                               10.0          3.8        12.4        11.8         9.8      163.2       2.0
------------------------------------------------------------------------------------------------------------
        Total short-term borrowings                 1,113.3      1,293.6     1,151.9       904.8       983.4      (13.9)     13.2
                                                  ----------------------------------------------------------
Other liabilities                                     158.7        147.0       151.3       168.3       153.8        8.0       3.2
Long-term debt                                        409.9        403.2       405.3       410.8       406.1        1.7       0.9
------------------------------------------------------------------------------------------------------------
        Total liabilities                           8,452.5      8,359.0     8,175.1     8,103.0     7,935.5        1.1       6.5
                                                  ----------------------------------------------------------
Minority interest                                       0.1           --         1.0         0.3         0.2         --     (50.0)
Stockholders' equity                                  894.3        871.2       823.9       811.8       790.1        2.7      13.2
------------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders'
        equity                                    $ 9,346.9    $ 9,230.2   $ 9,000.0   $ 8,915.1   $ 8,725.8        1.3      7.1
                                                  ==========================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2004

                                YIELDS AND RATES

                                                      2004          2004        2004         2004         2003
                                                     Fourth        Third       Second        First       Fourth
YIELDS/RATES (TAX-EQUIVALENT BASIS)                  Quarter      Quarter      Quarter      Quarter      Quarter
----------------------------------------------------------------------------------------------------------------
EARNING ASSETS:
FEDERAL FUNDS SOLD AND SECURITIES
  PURCHASED UNDER AGREEMENTS TO RESELL                   1.94%        1.48%        1.09%        1.01%        1.09%

U.S. Treasury and government agencies                    3.62         3.53         3.50         3.44         3.32
Obligations of state and political subdivisions          8.80         8.75         8.71         8.55         9.04
Preferred stock                                          7.40         7.42         7.42         7.42         7.30
Mortgage-backed securities                               4.06         4.08         3.94         4.12         4.13
Other securities                                         3.69         3.04         3.07         2.79         2.87
TOTAL INVESTMENT SECURITIES                              4.14         4.02         3.96         3.99         3.98

Commercial, financial and agricultural                   5.02         4.51         4.20         4.16         4.18
Real estate-construction                                 5.38         4.93         4.46         4.42         4.37
Mortgage-commercial                                      5.38         4.85         4.76         4.82         4.90
TOTAL COMMERCIAL LOANS                                   5.18         4.67         4.40         4.38         4.41

Mortgage-residential                                     5.97         6.02         6.05         6.08         6.40
Consumer                                                 5.98         5.84         5.92         6.04         6.15
Secured with liquid collateral                           3.39         2.93         2.49         2.51         2.51
TOTAL RETAIL LOANS                                       5.27         5.07         5.00         5.06         5.20

TOTAL LOANS                                              5.21         4.81         4.60         4.61         4.69

TOTAL EARNING ASSETS                                     4.97         4.62         4.45         4.46         4.52

FUNDS USED TO SUPPORT EARNING ASSETS:

Savings                                                  0.26         0.21         0.13         0.13         0.13
Interest-bearing demand                                  0.74         0.52         0.37         0.37         0.37
Certificates under $100,000                              2.07         1.95         1.95         2.12         2.31
Local certificates $100,000 and over                     2.05         1.40         1.54         1.44         1.49
CORE INTEREST-BEARING DEPOSITS                           1.05         0.84         0.72         0.77         0.82

National certificates $100,000 and over                  1.92         1.48         1.16         1.13         1.20
TOTAL INTEREST-BEARING DEPOSITS                          1.36         1.06         0.88         0.91         0.95

Federal funds purchased and securities sold
    under agreements to repurchase                       2.05         1.62         1.35         1.37         1.38
U.S. Treasury demand                                     1.64         1.54         0.80         0.77         0.80
TOTAL SHORT-TERM BORROWINGS                              2.04         1.62         1.34         1.37         1.37

Long-term debt                                           3.97         3.44         3.21         2.81         3.45
TOTAL INTEREST-BEARING LIABILITIES                       1.61         1.29         1.08         1.08         1.16

TOTAL FUNDS USED TO SUPPORT EARNING ASSETS               1.38         1.11         0.93         0.93         1.00

NET INTEREST MARGIN (TAX-EQUIVALENT BASIS)               3.59         3.51         3.52         3.53         3.52

YEAR-TO-DATE NET INTEREST MARGIN                         3.57         3.52         3.52         3.53         3.60

Prime rate                                               4.94         4.42         4.00         4.00         4.00

Tax-equivalent net interest income (in millions)    $    77.5    $    75.0    $    73.4    $    72.9    $    71.6

AVERAGE EARNING ASSETS                                8,505.9      8,423.5      8,295.3      8,224.0      8,025.4

Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
            As of and for the twelve months ended December 31, 2004

                            SUPPLEMENTAL INFORMATION

                                                                                  Three Months Ended
                                                       --------------------------------------------------------------------------
                                                                                                                   % Change From:
                                                                                                                   --------------
                                                                                                                           Prior
                                                         Dec. 31,     Sept. 30,  June 30,    Mar. 31,   Dec. 31,   Prior    Year
                                                           2004         2004       2004       2004       2003     Quarter Quarter
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME
Net income per share
     Basic                                             $       0.53  $    0.51  $    0.55   $    0.54  $    0.58    3.9    (8.6)
     Diluted                                                   0.52       0.50       0.54        0.53       0.57    4.0    (8.8)
Weighted average shares outstanding (in thousands)
     Basic                                                   67,379     67,321     66,309      66,160     66,034
     Diluted                                                 68,238     68,468     67,454      67,493     67,093
Net income as a percentage of:
     Average assets                                            1.51%      1.48%      1.63%       1.61%      1.73%
     Average stockholders' equity                             15.75      15.71      17.82       17.69      19.08

ASSETS UNDER MANAGEMENT * (IN BILLIONS)
Wilmington Trust                                       $       26.5  $    24.6  $    24.3   $    24.3  $    24.4    7.7     8.6
Roxbury Capital Management                                      3.1        2.9        3.2         3.4        3.2    6.9    (3.1)
Cramer Rosenthal McGlynn                                        6.9        5.8        5.5         5.1        4.7   19.0    46.8
----------------------------------------------------------------------------------------------------------------
     Combined assets under management                  $       36.5  $    33.3  $    33.0   $    32.8  $    32.3    9.6    13.0
                                                       =========================================================

* Assets under management include estimates for values associated with certain assets that lack readily ascertainable values, such as limited partnership interests.

Full-time equivalent headcount                                2,386      2,375      2,356       2,340      2,307

CAPITAL (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Average stockholders' equity                           $      894.3  $   871.2  $   823.9   $   811.8  $   790.1    2.7    13.2
Period-end primary capital                                    995.0      981.8      918.9       927.0      890.7    1.3    11.7
Per share:
     Book value                                               13.43      13.22      12.45       12.59      12.18    1.6    10.3
     Quarterly dividends declared                             0.285      0.285      0.285        0.27       0.27     --     5.6
     Year-to-date dividends declared                          1.125       0.84      0.555        0.27      1.065
Average stockholders' equity to assets                         9.57%      9.44%      9.15%       9.11%      9.05%
Total risk-based capital ratio                                11.68      11.97      12.55       12.75      12.45
Tier 1 risk-based capital ratio                                6.99       7.17       7.53        7.66       7.46
Tier 1 leverage capital ratio                                  5.97       6.04       6.30        6.39       6.34

CREDIT QUALITY (IN MILLIONS)
Period-end reserve for loan losses                     $       89.7  $    91.3  $    92.5   $    91.2  $    89.9
Period-end non-performing assets:
     Nonaccrual                                                56.4*      60.7       41.8        40.6       45.4
     OREO                                                       0.2        0.2        0.2         1.1        1.4
     Renegotiated loans                                         5.2         --         --          --         --
Period-end past due 90 days                                     5.5        7.6        5.0         6.2        5.6
Gross charge-offs                                               6.4        5.8        3.5         5.4        7.3
Recoveries                                                      0.8        1.7        1.6         1.2        0.9
Net charge-offs                                                 5.6        4.1        1.9         4.2        6.4
Year-to-date net charge-offs                                   15.8       10.2        6.2         4.2       16.9

Ratios:
     Period-end reserve to loans                               1.33%      1.38%      1.43%       1.43%      1.44%
     Period-end non-performing assets to loans                 0.91*      0.92       0.65        0.65       0.75
     Period-end loans past due 90 days to total loans          0.08       0.11       0.08        0.10       0.09
     Net charge-offs to average loans                          0.08       0.06       0.03        0.07       0.10

* January 18, 2005 paydown of $11.1 million reduced nonaccruing to $45.3 million and the ratio to 75 basis points

INTERNAL RISK RATING
Pass                                                          96.58%     96.74%     96.24%      95.90%     95.83%
Watchlisted                                                    1.82       1.81       2.19        2.64       2.58
Substandard                                                    1.35       1.21       1.31        1.21       1.27
Doubtful                                                       0.25       0.24       0.26        0.25       0.32

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2004

                        QUARTERLY BUSINESS SEGMENT REPORT

                                                                         Three Months Ended
--------------------------------------------------------------------------------------------------------------
                                                       Dec. 31,   Sept. 31,   June 30,    Mar. 31,    Dec. 31,
(in millions)                                            2004       2004        2004        2004       2003
                                                       --------   ---------   --------    --------    --------
REGIONAL BANKING
   Net interest income                                  $ 70.4     $ 68.1     $  65.0     $  63.8     $  62.4
   Provision for loan losses                              (3.9)      (3.2)       (3.1)       (5.3)       (5.1)
   Noninterest income                                     11.0       13.1        12.1        13.3        14.4
   Noninterest expense                                    37.0       36.1        34.5        33.9        35.2
-------------------------------------------------------------------------------------------------------------
           Income before taxes & minority interest        40.5       41.9        39.5        37.9        36.5
                                                        -----------------------------------------------------
WEALTH ADVISORY SERVICES
   Net interest income                                  $  5.0     $  5.0     $   6.0     $   6.8     $   6.0
   Provision for loan losses                              (0.1)       0.3        (0.1)       (0.2)        0.1
   Noninterest income                                     38.4       34.4        34.9        36.8        35.6
   Noninterest expense                                    36.9       33.2        32.1        33.5        29.3
-------------------------------------------------------------------------------------------------------------
           Income before taxes & minority interest         6.4        6.5         8.7         9.9        12.4
                                                        -----------------------------------------------------
CORPORATE CLIENT SERVICES
   Net interest income                                  $  2.8     $  2.4     $   2.3     $   2.6     $   3.2
   Provision for loan losses                                 -          -           -           -           -
   Noninterest income                                     20.4       19.4        20.7        20.3        21.7
   Noninterest expense                                    17.6       17.6        15.8        15.8        15.5
-------------------------------------------------------------------------------------------------------------
           Income before taxes & minority interest         5.6        4.2         7.2         7.1         9.4
                                                        -----------------------------------------------------
AFFILIATE MANAGERS *
   Net interest income                                  $ (1.8)    $ (1.5)    $  (1.1)    $  (1.4)    $  (1.2)
   Provision for loan losses                                 -          -           -           -           -
   Noninterest income                                      4.6        2.5         2.5         2.3         2.0
   Noninterest expense                                       -          -           -           -           -
-------------------------------------------------------------------------------------------------------------
           Income before taxes & minority interest         2.8        1.0         1.4         0.9         0.8
                                                        -----------------------------------------------------
TOTAL WILMINGTON TRUST CORPORATION
   Net interest income                                  $ 76.4     $ 74.0     $  72.2     $  71.8     $  70.4
   Provision for loan losses                              (4.0)      (2.9)       (3.2)       (5.5)       (5.0)
   Noninterest income                                     74.4       69.4        70.2        72.7        73.7
   Noninterest expense                                    91.5       86.9        82.4        83.2        80.0
                                                        -----------------------------------------------------
           Income before taxes & minority interest      $ 55.3     $ 53.6     $  56.8     $  55.8     $  59.1
                                                        =====================================================

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2004

                      YEAR-TO-DATE BUSINESS SEGMENT REPORT

                                                                 Twelve Months Ended
                                                       ----------------------------------------
                                                       Dec. 31,   Dec. 31,      $         %
(in millions)                                            2004       2003      Change    Change
-----------------------------------------------------------------------------------------------
REGIONAL BANKING
  Net interest income                                  $  267.3   $  247.2   $   20.1     8.1%
  Provision for loan losses                               (15.5)     (20.7)      (5.2)  (25.1)
  Noninterest income                                       49.5       55.5       (6.0)  (10.8)
  Noninterest expense                                     141.5      138.2        3.3     2.4
---------------------------------------------------------------------------------------------
           Income before taxes & minority interest        159.8      143.8       16.0    11.1

WEALTH ADVISORY SERVICES
  Net interest income                                  $   22.8   $   24.9   $   (2.1)   (8.4)%
  Provision for loan losses                                (0.1)      (0.9)      (0.8)  (88.9)
  Noninterest income                                      144.5      129.9       14.6    11.2
  Noninterest expense                                     135.7      116.4       19.3    16.6
---------------------------------------------------------------------------------------------
           Income before taxes & minority interest         31.5       37.5       (6.0)  (16.0)

CORPORATE CLIENT SERVICES
  Net interest income                                  $   10.1   $   11.0   $   (0.9)   (8.2)%
  Provision for loan losses                                   -          -          -       -
  Noninterest income                                       80.8       76.5        4.3     5.6
  Noninterest expense                                      66.8       57.4        9.4    16.4
---------------------------------------------------------------------------------------------
           Income before taxes & minority interest         24.1       30.1       (6.0)  (19.9)

AFFILIATE MANAGERS *
  Net interest income                                  $   (5.8)  $   (6.0)  $    0.2    (3.3)%
  Provision for loan losses                                   -          -          -       -
  Noninterest income                                       11.9        2.3        9.6   417.4
  Noninterest expense                                         -          -          -       -
---------------------------------------------------------------------------------------------
           Income before taxes & minority interest          6.1       (3.7)       9.8       -

TOTAL WILMINGTON TRUST CORPORATION
  Net interest income                                  $  294.4   $  277.1   $   17.3     6.2%
  Provision for loan losses                               (15.6)     (21.6)      (6.0)  (27.8)
  Noninterest income                                      286.7      264.2       22.5     8.5
  Noninterest expense                                     344.0      312.0       32.0    10.3
---------------------------------------------------------------------------------------------
           Income before taxes & minority interest     $  221.5   $  207.7   $   13.8     6.6
                                                       ========

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.